                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Prospectus Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                  KETEMA INC.
                (Name of Registrant as Specified In Its Charter)

                                  KETEMA INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

  (4) Proposed maximum aggregate value of transaction:
- - --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                       [LOGO OF KETEMA]           , INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 30, 1994

To the Stockholders:

The annual meeting of the stockholders of Ketema, Inc. (the "Company") will be held at the Board Room, Thirteenth Floor, American Stock Exchange, 86 Trinity Place, New York, New York 10006, on Thursday, June 30, 1994 at 10:00 a.m., for the following purposes:

  1. To elect two directors, each to serve for a term expiring at the 1997 annual meeting of stockholders and until their successor shall have been duly elected and qualified or until his or her earlier resignation or removal;

  2. To approve or disapprove the appointment of Ernst & Young as independent auditors for the fiscal year ending February 28, 1995; and

  3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Pursuant to the Company's By-Laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on May 6, 1994. Accordingly, only stockholders of record on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. A complete list of the stockholders of record on the record date, arranged in alphabetical order and showing the address and the number of shares registered in the name of each such stockholder, will be available for examination by any stockholder of the Company for any purpose germane to the meeting, for a period of ten days prior to the meeting, at American Stock Transfer and Trust Company, Shareholder Services Department, 46th Floor, 40 Wall Street, New York, New York 10005.

                                          By order of the Board of Directors,

                                          ROBERT L. WELTY
                                          Secretary

Denver, Colorado
May 23, 1994


 IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR STOCK TO BE VOTED, PLEASE DATE, SIGN AND MAIL THE ACCOMPANYING FORM OF PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE ADDRESSED TO THE COMPANY.

                       [LOGO OF KETEMA]           , INC.

Executive offices
501 South Cherry Street, Suite 600
Denver, Colorado 80222

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

The accompanying proxy is solicited by and on behalf of the Board of Directors of Ketema, Inc. (the "Company") for use at the annual meeting of its stockholders to be held on June 30, 1994 (the "Meeting") and at any and all adjournments or postponements thereof.

The shares represented by the proxy will be voted as directed with respect to the election of the directors and with respect to Proposal (2). If no direction is indicated, such shares will be voted in favor of the election of each nominee for director and in favor of Proposal (2). The stockholder giving the proxy has the power to revoke it at any time before it is exercised.

The cost of solicitation will be borne by the Company. The Company may use the services of its directors, officers and other regular employees to solicit proxies personally or by telephone, and may request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to their principals at the expense of the Company. This proxy statement and the accompanying proxy are being sent to the stockholders of the Company on or about May 26, 1994.

                                 ANNUAL REPORTS

The annual report of the Company for the 1994 fiscal year is enclosed herewith. THE COMPANY WILL FURNISH WITHOUT CHARGE (OTHER THAN A REASONABLE CHARGE FOR ANY EXHIBIT REQUESTED) TO ANY STOCKHOLDER OF THE COMPANY WHO SO REQUESTS IN WRITING, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FOR THE YEAR ENDED FEBRUARY 28, 1994 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. Any such request should be directed to Stockholder Relations Department, Ketema, Inc., Suite 600, 501 South Cherry Street, Denver, Colorado 80222.

                                 VOTING RIGHTS

Pursuant to the Company's By-Laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on May 6, 1994. Accordingly, only holders of record of Common Stock, $1.00 par value per share ("Common Stock"), or 7% Cumulative Voting Preferred Stock, $1.00 par value ("Preferred Stock"), on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter.

Votes are tabulated at the Meeting by inspectors of election. On May 6, 1994, the Company had outstanding 3,490,202 shares of Common Stock, each of which entitles the holder to one vote. In addition, the Company holds 1,041,619 shares as treasury stock, which shares cannot be voted. No shares of Preferred Stock were outstanding on such date.

                           (1) ELECTION OF DIRECTORS

The Company's Board of Directors is divided into three classes normally elected for staggered three-year terms and currently has six members. Two directors are proposed to be elected at the Meeting, each to serve for a three-year term expiring at the 1997 annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. The Board of Directors has nominated for election the persons named below and each has consented to be named as a nominee. All proxies received by the Company will be voted for the election of the nominees listed below, if no direction to the contrary is given. The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy entitled to vote at the Meeting, is necessary to elect a director. In the event that either nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his stead. The Board of Directors knows of no reason to anticipate that this will occur.

The following table sets forth the name, age at May 1, 1994, principal occupations during the past five years and other positions with the Company of the nominees for election as directors and each of the continuing directors of other classes. Each of the persons named in the table has been a director of the Company continuously since June 22, 1988, except for (i) Mr. Williamson, who has been a director since April 21, 1992 and (ii) Mr. Gruber, who has been a director since June 25, 1992.

                          INFORMATION AS TO DIRECTORS

                                            Principal Occupation
                                            and Other Positions
          Name          Age                 with the Company (1)
 NOMINEES FOR TERMS
  EXPIRING IN 1997:
    ALAN R. GRUBER*#     66 Chairman of the Board and Chief Executive Officer
                            of Orion Capital Corporation ("Orion"), a property
                            and casualty insurance holding company; Chairman of
                            Guaranty National Corporation, an insurance company
                            affiliate of Orion; Trustee of four trusts which
                            manage the Neuberger & Berman family of equity
                            mutual funds; Director of Trenwick Group, Inc., a
                            property and casualty reinsurance underwriter.
    ELIZABETH ROSENWALD  50 Private investor; Chairperson and Managing Director
     VARET#                 of American Securities, L.P. ("American
                            Securities") and a Director of affiliated entities;
                            Director of AMETEK, Inc. ("Ametek"), a diversified
                            multi-product manufacturing corporation.

                                           Principal Occupation
                                           and Other Positions
            Name            Age            with the Company (1)
 CONTINUING DIRECTORS WITH TERMS EXPIRING IN 1996:
    ALEXANDER G. ANAGNOS     67 Financial advisor to Mr. William
                                Rosenwald and his family; Executive
                                Director of American Securities and a
                                Director of an affiliated entity; Trustee
                                of Eastover Corporation, a real estate
                                investment trust, since April 1990.
    WILLIAM J. CATACOSINOS*  64 Chairman of the Board, Chief Executive
                                Officer and President of Long Island
                                Lighting Company; Director of Utilities
                                Mutual Insurance Co.
 CONTINUING DIRECTORS WITH TERMS EXPIRING IN 1995:
    CHARLES D. KLEIN*#       55 Financial advisor to Mr. William
                                Rosenwald and his family; Managing
                                Director of American Securities and
                                executive officer of affiliated entities;
                                Director of Ametek.
    HUGH H. WILLIAMSON, III  52 President and Chief Executive Officer of
                                the Company since April 1992; President,
                                Chief Executive Officer and Chief
                                Operating Officer of Williamson &
                                Associates, a consulting firm, for more
                                than three years prior thereto.

- - -------------------------
 *Member of the Audit Committee.
# Member of the Compensation Committee.

(1) Except as otherwise indicated, the nominees and continuing directors have held their present occupations for a period in excess of five years.

The Company has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee. The Audit Committee's functions include recommending to the Board of Directors the engagement of an independent accounting firm to audit the Company's financial statements, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of the Company's procedures for internal auditing, reviewing the independence of the auditors, considering the range of audit and non-audit services and reviewing the adequacy of the Company's internal accounting control structure.

During the fiscal year ended February 28, 1994 there were seven meetings of the Board of Directors, one meeting of the Audit Committee and one meeting of the Compensation Committee. Each current director attended at least 75% of the aggregate number of the Company's Board meetings and committee meetings (if such director served on a committee) held during the fiscal year ended February 28, 1994.

                                STOCK OWNERSHIP

The following table sets forth the number of shares of Common Stock of the Company beneficially owned by each director, each Named Executive Officer (as defined below) and by all officers and directors of the Company as a group at April 28, 1994, and the percentage of the outstanding shares of Common Stock so owned by each director and such group.

                                                  Amount and Nature
                                                    of Beneficial     Percent
     Name                                           Ownership(1)    of Class(2)
Alexander G. Anagnos.............................      39,592(3)        1.13%
William J. Catacosinos...........................      11,704(4)        0.34%
Alan R. Gruber...................................      14,000(5)        0.40%
Charles D. Klein.................................      74,022(6)        2.09%
William E. Leisey................................       3,494(7)        0.10%
Thomas A. Sims...................................       1,250(8)        0.04%
Robert L. Tomz...................................       3,207(9)        0.09%
Elizabeth Rosenwald Varet........................     518,379(10)      13.82%
Hugh H. Williamson, III..........................      84,526(11)       2.36%
All executive officers and directors as a group,
 consisting of eleven
 persons, including the individuals named above..     767,979(12)      19.57%

- - -------------------------
(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and investment power.

(2) Percent of class was calculated based on the ratio of beneficial ownership to the sum of (a) the Company's outstanding shares of Common Stock, (b) shares issuable upon conversion of the Company's 8% Convertible Subordinated Debentures due 2003 ("Debentures") held by the applicable beneficial owner and (c) the purchase of shares upon the exercise of currently exercisable stock options for the applicable beneficial owner.

(3) Includes 19,201 shares (of which 7,702 shares are issuable upon conversion of Debentures) beneficially owned by Mr. Anagnos' wife and son. Mr. Anagnos disclaims any beneficial ownership of such shares. Mr. Anagnos has sole voting and investment power with respect to 9,593 shares (of which 8,793 shares are issuable upon conversion of Debentures) and shared voting and investment power with respect to 10,798 shares (of which 7,702 are issuable upon conversion of Debentures). Mr. Anagnos is a director of an investment manager for certain entities holding an aggregate of 94,400 shares (including a Ketema employee benefit plan trust which holds among its assets an aggregate of 56,000 shares); none of such 94,400 shares have been included in the above table.

(4) Includes 1,604 shares issuable upon conversion of Debentures.

(5) Includes 6,666 shares held pursuant to restricted stock awards under the 1988 Stock Incentive Plan of Ketema, Inc. (the"1988 Plan").

(6) Includes 3,425 shares (of which 1,925 shares are issuable upon conversion of Debentures) beneficially owned by Mr. Klein's wife. Mr. Klein disclaims any beneficial ownership of such 3,425 shares. Mr. Klein has sole voting and investment power with respect to 57,126 shares (of which 32,926 are issuable upon conversion of Debentures) and shared voting and investment power with respect to 13,471 shares (of which 10,911 are issuable upon conversion of Debentures).

(7) Includes 384 shares issuable upon conversion of Debentures and assumes the exercise of currently exercisable stock options to purchase 2,750 shares.

(8) Assumes the exercise of currently exercisable stock options to purchase 1,250 shares.

(9) Includes 1,604 shares issuable upon conversion of Debentures beneficially owned by Mr. Tomz and 1,603 shares issuable upon conversion of Debentures beneficially owned by his son and a trust for the benefit of another son. Mr. Tomz disclaims any beneficial ownership of such 1,603 shares.

(10) Includes 15,483 shares (of which 15,083 are issuable upon conversion of Debentures) beneficially owned by Ms. Varet's husband. Ms. Varet disclaims any beneficial ownership of such 15,483 shares. Ms. Varet has sole voting and investment power with respect to 91,890 shares (of which 55,990 shares are issuable upon conversion of Debentures) and shared voting and investment power with respect to 411,006 shares (of which 190,522 are issuable upon conversion of Debentures).

(11) Includes 55,636 shares (of which 7,444 shares are issuable upon conversion of Debentures and 48,192 shares are issuable upon conversion of $500,000 principal amount of 8% convertible subordinated debentures due 2003 issued June 24, 1992) and assumes the exercise of currently exercisable stock options to purchase 28,890 shares.

(12) Includes (a) 6,666 shares held pursuant to restricted stock awards under the 1988 Plan; (b) 344,834 shares issuable upon conversion of Debentures;
     (c) 48,192 shares issuable upon conversion of $500,000 principal amount of 8% convertible subordinated debentures due 2003 issued June 24, 1992; and
     (d) 41,015 shares assuming the exercise of currently exercisable stock options held by all executive officers and directors as a group.

                               VOTING SECURITIES

The following table lists the beneficial ownership of each person or group who, as of May 13, 1994, owns to the Company's knowledge more than five percent of the Company's outstanding Common Stock.

                                                   Amount and
     Name and Address                                Nature          Percent of
     of Beneficial Owner                     of Beneficial Ownership   Class
     -------------------                     ----------------------- ----------
American Securities Partners, L.P.
(Successor to American Securities Corpora-
 tion)
122 East 42nd Street, New York, NY 10168...     838,943 shares(a)      21.22%
Tweedy, Browne Company L.P.
TBK Partners, L.P.
Vanderbilt Partners, L.P.
52 Vanderbilt Avenue, New York, NY 10017...     491,525 shares(b)      14.08%
Lehman Brothers, Inc.; Lehman Brothers
 Holdings, Inc.
and American Express Company
2 World Trade Center, 15th Floor
New York, NY 10048.........................     178,600 shares(c)       5.12%
Gabelli Funds, Inc.
GAMCO Investors, Inc.
Gabelli & Company, Inc. Profit Sharing Plan
Gabelli Performance Partnership
Gabelli Associates Fund
One Corporate Center, Rye, New York 10580-
 1435......................................     201,099 shares(d)       5.50%

- - -------------------------
(a) Certain clients of American Securities Partners, L.P. ("American Securities Partners"), an affiliate of American Securities, including Mr. Anagnos, Mr. Klein and Ms. Varet and approximately 20 other persons or entities, some of whom are relatives of the aforementioned persons (collectively, the

   "Reporting Persons"), have reported, in an amendment to Schedule 13D filed with the SEC on April 28, 1994, beneficial ownership of an aggregate of 838,943 shares (21.22% of the Common Stock), of which 462,773 shares are issuable upon conversion of Debentures. Of such clients, Lewis G. Cole, a member of Stroock & Stroock & Lavan, counsel to the Company, reported beneficial ownership of 310,357 shares (8.56%), as to 1,200 shares of which he reported sole voting and dispositive power and as to 309,157 shares of which (including 134,873 shares issuable upon conversion of Debentures) he reported shared voting and dispositive power as a director and/or officer of one or more corporations and/or foundations and as a co-trustee of certain trusts; Nina K. Rosenwald, Ms. Varet's sister, reported beneficial ownership of 402,660 shares (10.89%), as to 56,702 shares of which (including 32,242 shares issuable upon conversion of Debentures) she reported sole voting and dispositive power and as to 345,958 shares of which (including 174,689 shares issuable upon conversion of Debentures) she reported shared voting and dispositive power as a director and/or officer of one or more corporations and/or foundations and as a co-trustee of certain trusts; Alice
   R. Sigelman, Ms. Varet's sister, reported beneficial ownership of 412,840 shares (11.17%), as to 34,357 shares of which (including 24,197 shares issuable upon conversion of Debentures) she reported sole voting and dispositive power and as to 378,483 shares of which (including 182,606 shares issuable upon conversion of Debentures) she reported shared voting and dispositive power as a director and/or officer of certain corporations and/or foundations and as a co-trustee of certain trusts; and Ms. Varet reported beneficial ownership of 502,896 shares (13.46%) of Common Stock, as to 91,890 shares of which (including 55,990 shares issuable upon conversion of Debentures) she reported sole voting and dispositive power and as to 411,006 shares of which (including 182,606 shares issuable upon conversion of Debentures) she reported shared voting and dispositive power as a director and/or officer of one or more corporations and/or foundations and as a co-trustee of certain trusts.

  A corporation organized on behalf of the Reporting Persons has proposed a merger transaction pursuant to which the shares of Common Stock not already owned by the Reporting Persons would be converted into the right to receive $13.125 per share in cash. See "Certain Transactions--Proposed Merger Transaction" herein. The Amendment to Schedule 13D also stated that certain other clients of American Securities Partners beneficially owned an aggregate of 196,237 shares (5.51%) (including 70,732 shares issuable upon conversion of Debentures).

(b) Based upon an amendment to a Schedule 13D filed with the SEC on August 11, 1993, and through a Form 4 which was filed with the SEC on January 4, 1994,
    (i) Tweedy, Browne Company L.P. reported beneficial ownership of an aggregate of 483,425 shares (13.85%) of Common Stock, as to 422,780 shares of which it reported sole voting power and as to 483,425 shares of which it reported shared dispositive power; (ii) TBK Partners, L.P. reported sole voting and dispositive power with respect to 4,600 shares (0.13%) of Common Stock; and (iii) Vanderbilt Partners, L.P. reported sole voting and dispositive power with respect to 3,500 shares (0.10%) of Common Stock.

(c) Lehman Brothers, Inc., Lehman Brothers Holdings, Inc. and American Express Company and certain related entities reported, in a Schedule 13G filed with the SEC on February 10, 1994, beneficial ownership of 178,600 shares of Common Stock as to which they reported sole voting and dispositive power.

(d) Based upon a Schedule 13D filed with the SEC on May 13, 1994, (i) Gabelli Funds, Inc. reported sole voting, dispositive power and beneficial ownership of 146,294 shares (4.00%) of the Common Stock, of which 116,294 shares are issuable upon conversion of Debentures; (ii) GAMCO Investors, Inc. reported sole voting, dispositive power and beneficial ownership of 41,829 shares (1.14%) of the Common Stock, of which 38,829 shares are issuable upon conversion of Debentures; (iii) Gabelli & Company, Inc. Profit Sharing Plan reported sole voting, dispositive power and beneficial ownership of 10,076 shares (0.28%) of the Common Stock, of which 10,076 shares are issuable upon conversion of Debentures; (iv) Gabelli Performance Partnership reported sole voting, dispositive power and beneficial ownership of 1,900 shares (0.05%) of the Common Stock; and (v) Gabelli Associates Fund reported sole voting, dispositive power and beneficial ownership of 1,000 shares (0.03%) of the Common Stock.

                             EXECUTIVE COMPENSATION

The following table sets forth certain information for each of the three fiscal years ended February 28, 1994 concerning compensation paid to or accrued for the President and Chief Executive Officer and the three other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 (such persons being referred to as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                 ANNUAL COMPENSATION           COMPENSATION AWARDS
                         ----------------------------------- -----------------------
                                                   OTHER     RESTRICTED  SECURITIES
                                                   ANNUAL      STOCK     UNDERLYING   ALL OTHER
                         YEAR  SALARY   BONUS   COMPENSATION   AWARDS   OPTIONS/SARS COMPENSATION
                         ---- -------- -------- ------------ ---------- ------------ ------------
                                                  (4) (A)                   (5)          (4)
Hugh H. Williamson, III
 (1).................... 1994 $330,000 $180,000   $ 1,179      $ --           --       $21,731 b c d
 President and Chief     1993  285,770  130,000    23,394        --       200,000       20,336 b f
 Executive Officer
Robert L. Tomz (2)...... 1994  130,000   56,014   112,356        --        11,000        1,305 c d
 Vice President, Finance 1993   28,260   12,717    10,000        --           --           --
 and
 Chief Financial Officer
Thomas A. Sims (3)...... 1994  108,600   41,881       --         --         1,600          940 c d
 Vice President, Human   1993   61,250   18,375    50,815        --         5,000          116 f
 Resources
William E. Leisey....... 1994  105,833   33,893       --         --           --        45,572 c d e
 Controller              1993  100,000   22,750    51,532        --         2,000          955 d f
                         1992   93,333   13,000                  --           --

- - -------------------------
(1) Mr. Williamson joined the Company as President and Chief Executive Officer in April 1992.
(2) Mr. Tomz joined the Company as Vice President in December 1992 and was promoted to his current position in March 1993.
(3) Mr. Sims joined the Company as Vice President, Human Resources in August
    1992.
(4) As permitted by the SEC's transition rules on executive compensation disclosure, amounts of Other Annual Compensation and All Other Compensation for the Company's 1992 fiscal year are not shown in the table.
(5) Stock appreciation rights ("SARs") entitle the holder to receive payment at the time, and to the extent that, the related option is exercisable and is exercised, in an amount equal to 66-2/3% of the difference between the then fair market value of the Common Stock as to which the option is exercised and the exercise price. Payment may be made in the form of cash or shares of Common Stock, at the holder's election but subject to approval by the Stock Incentive Plan Committee. In addition to the options noted, conjunctive SARs were granted in 1993 to Messrs. Williamson, Sims and Leisey in the amounts of 103,700, 4,000 and 2,000, respectively.

(a) Amounts represent relocation reimbursements.
(b) Includes director fees of $20,000.
(c) Includes imputed value of life insurance: Mr. Williamson--$1,031; Mr. Tomz--$605; Mr. Sims--$240; and Mr. Leisey--$269.
(d) Includes matching contributions made by the Company under the Ketema Savings and Investment Plan of $700 for each Named Executive Officer.
(e) Mr. Leisey received a lump sum cash payment of $44,603 in lieu of future benefits from the Company's Supplemental Executive Benefit Plan.
(f) Includes imputed value of life insurance: Mr. Williamson--$336; Mr. Sims-- $116; and Mr. Leisey--$255.

                  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following table provides details regarding stock options granted to the Named Executive Officers in fiscal 1994. In addition, the table shows the hypothetical gains or "option spreads" that would result for the respective options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted through their expiration dates.

                    STOCK OPTION/SAR GRANTS IN FISCAL 1994


                                                                            Potential
                                                                            Realizable
                                                                         Value at Assumed
                                                                         Annual Rates of
                                                                           Stock Price
                                        % of Total                         Appreciation
                                       Options/SARs Exercise                   for
                          Options/SARs  Granted to   or Base              Option Term(3)
                            Granted    Employees in   Price   Expiration ----------------
                             (#)(1)    Fiscal Year  ($/Share)    Date      5%      10%
     Name                 ------------ ------------ --------- ---------- ------- --------
Hugh H. Williamson, III.        --          *           *         *         *       *
Robert L. Tomz..........     11,000(2)    58.51%     $11.125  5/14/2000  $49,819 $166,099
Thomas A. Sims..........      1,600(2)     8.51%      11.125  5/14/2000    7,246   16,887
William E. Leisey.......        --          *           *         *         *       *

- - -------------------------
* Not applicable since no options were granted in fiscal 1994.

(1) Options/SARs generally become fully exercisable in the event of the holder's death, retirement or termination of employment in connection with a change of control. Optioned shares which may have been but were not purchased during any one twelve-month period may be purchased during any one or more succeeding twelve-month periods up to the expiration date. None of the fiscal 1994 options were granted with conjunctive SARs.
(2) Represents nonqualified stock options which, commencing on May 14, 1994, become exercisable in annual installments of 25% of the total grant.
(3) These amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation reflected in this table will be achieved.

The following table illustrates stock option and stock appreciation rights exercised by the Named Executive Officers during fiscal 1994 and the aggregate amounts realized by each such officer. In addition, the table shows the aggregate number of unexercised options and SARs that were exercisable and unexercisable as of February 28, 1994 and the value of "in-the-money" stock options and SARs which represents the positive difference between the year-end price of the Company's Common Stock of $13.50 per share and the exercise price of such options.

           AGGREGATED STOCK OPTION/SAR EXERCISES IN FISCAL 1994 AND
                   OPTION/SAR VALUES AS OF FEBRUARY 28, 1994

                                              Number of Unexercised     Value of Unexercised
                           Shares               Options and SARs      In-the-Money Options and
                          Acquired           as of February 28, 1994         SARs as of
                             on     Value              (1)              February 28, 1994 (2)
                          Exercise Realized ------------------------- -------------------------
                            (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable
     Name                 -------- -------- ----------- ------------- ----------- -------------
Hugh H. Williamson, III.    --       --       19,260       180,740      $60,188    $1,049,828
Robert L. Tomz..........    --       --          --         11,000          --         26,125
Thomas A. Sims..........    --       --        1,250         5,350        3,833        15,300
William E. Leisey.......    --       --        2,750         1,500        2,552         5,156

- - -------------------------
(1) In addition to the options noted above, the number of unexercised conjunctive SARs are as follows: Mr. Williamson: 103,700 unexercisable; Mr. Sims: 1,000 exercisable and 3,000 unexercisable; and Mr. Leisey: 2,750 exercisable and 1,500 unexercisable.
(2) The value noted includes all options and conjunctive SARs, where applicable.

                              DEFINED BENEFIT PLAN

The Employees' Retirement Plan of Ketema, Inc. (the "Retirement Plan") is a non-contributory defined benefit pension plan under which contributions are actuarially determined. The following table sets forth the estimated annual benefits payable upon retirement (assuming normal retirement at age 65) under the Retirement Plan, before reduction for the portion of the benefit payable under the Ametek Pension Plan (as described below), for individuals with the indicated years of service at normal retirement age and at the indicated average compensation levels:

                                               ANNUAL BENEFITS BASED ON
                                       YEARS OF SERVICE AT NORMAL RETIRMENT AGE*
    AVERAGE                            ------------------------------------------
   COMPENSATION                             15            20            25*
   ------------                        ------------- ------------- --------------
   $150,000...........................      $ 59,200      $ 63,000      $ 66,800
    200,000...........................        79,600        84,700        89,800
    250,000...........................       100,000       106,400       112,700

- - -------------------------
 * Benefit amounts assume a participant reaches age 65 in 1994; for younger participants, the benefit amounts are less than the amounts indicated above. Upon 25 years of service, the maximum benefit is reached.

The annual compensation taken into account for any plan year is generally equal to the participant's salary and any bonus paid during the plan year as reported in the Summary Compensation Table. Compensation in excess of certain amounts prescribed by the Secretary of the Treasury ($150,000 for 1994) cannot be taken into account under the Retirement Plan. The Named Executive Officers are subject to this limitation. At February 28, 1994, the Named Executive Officers had the following years of service to be credited under the Retirement Plan:
Messrs. Williamson--1; Tomz--1; Sims--1; and Leisey--26.

Pursuant to an agreement between Ametek and the Company, the pension accrued under a similar plan maintained by Ametek (the "Ametek Pension Plan") as of November 30, 1988 (the "Distribution Date") for each employee of Ametek (and any of its subsidiaries) will remain the obligation of the Ametek Pension Plan and will be payable when such employee's benefit becomes payable under the Plan. Service with the Company (or any of its subsidiaries) will be credited for purposes of vesting and the service period requirements applicable to early retirement, disability and pre-retirement death benefits under the Ametek Pension Plan. Mr. Leisey was formerly an employee of Ametek.

In addition, for retirements occurring in fiscal 1994, the maximum annual pension benefit payable at normal retirement age is restricted by law to $118,800. The $118,800 limit is adjusted annually by the Secretary of the Treasury to reflect increases in the cost of living. The pension benefits payable to the Named Executive Officers under the Retirement Plan are subject to this limitation.

                           COMPENSATION OF DIRECTORS

The current annual rate of compensation for services as a director of the Company is $20,000.

Pursuant to a Retirement Plan for Directors (the "Directors Plan"), the Company has agreed to provide retirement benefits and death benefits to those directors who have not accrued benefits under the above-described Employees' Retirement Plan of Ketema, Inc. and who have completed at least three years of service as a director or officer of the Company. The retirement benefit payable under the Directors Plan is an annual amount equal to 100% of the highest annual rate of compensation for directors during the director's period of service on the Board of Directors; however, the benefit is reduced proportionately if the participant has less than five years of service. The Company shall satisfy its obligations arising under the Directors Plan exclusively from its general assets. Mr. Anagnos, Dr. Catacosinos, Mr. Klein and Ms. Varet are participants in the Directors Plan. Mr. Gruber will become a participant upon completion of three years of service on the Board.

During fiscal 1994 the Company maintained a Directors' Benefit Plan (the "Directors Benefit Plan"), whereby the Company entered into individual agreements with certain directors which required the Company to pay death benefits to their designated beneficiaries and to pay benefits to the directors under certain circumstances. The Directors Benefit Plan provided for a benefit, payable for ten years, in an annual amount, specified in each director's agreement, commencing at death or the later of age 70 or retirement. The annual amount specified for each director covered under the Directors Benefit Plan was $20,000. In addition, a lump sum death benefit was payable to the director's beneficiary if the director died while serving on the Board of Directors, in an amount specified in the director's agreement. The lump sum death benefit amount for each director covered under the Directors Benefit Plan was $100,000. To fund benefits under the Directors Benefit Plan, the Company purchased individual life insurance policies on the lives of certain of the covered directors. Mr. Anagnos, Dr. Catacosinos, Mr. Gruber, Mr. Klein and Ms. Varet were participants in the Directors Benefit Plan during fiscal 1994.

Effective February 28, 1994, the Board of Directors approved the termination of the Directors Benefit Plan as a cost-saving initiative and in consideration of the termination of a similar plan for Company executives, with no further obligation to Mr. Anagnos, Dr. Catacosinos, Mr. Gruber, Mr. Klein and Ms. Varet. Active directors will continue to be covered by a group term life insurance benefit of $50,000.

                      REPORT OF THE COMPENSATION COMMITTEE

The following report submitted by the Compensation Committee of the Board of Directors, provides information regarding policies and practices concerning compensation of the President and Chief Executive Officer and the other executive officers of the Company. Decisions about executive officers' salary and annual cash incentives are made under the supervision of the Compensation Committee, while decisions concerning compensation in the form of stock options, SARs and restricted stock awards are made under the supervision of the Stock Incentive Plan Committee of the Board of Directors designated by the 1988 Stock Incentive Plan. The members of the Stock Incentive Plan Committee currently are the same as the members of the Compensation Committee; thus, references in this report to the "Compensation Committee" should be read, where appropriate, as references to the Stock Incentive Plan Committee.

The function of the Compensation Committee is to review all matters relating to the compensation of senior executives of the Company, and to make recommendations to the Board of Directors for specific actions in regard to such matters. Final determinations with respect thereto are made by the Board of Directors. The Compensation Committee during fiscal 1994 was comprised of Mr. Alan R. Gruber, Mr. Charles D. Klein, and Ms. Elizabeth R. Varet, none of whom is an employee of the Company.

COMPENSATION PHILOSOPHY

The philosophy for compensating executives of the Company is to provide a reasonable mix of cash and equity with a significant portion of total compensation at risk. In this way, executives are encouraged and rewarded for acting as "owners" rather than "employees." Incentive plans have been designed to focus the best efforts of executives on the achievement of financial and strategic objectives intended to benefit both the Company and its stockholders. The Company's executive compensation programs include the following elements:

  Base Salary: The Company's base salary policy is to establish competitive salary ranges for executives targeted at approximately the median of base salaries paid to executives in commensurate positions within other similar organizations and industries. To establish these ranges, a procedure which is carried out at the beginning of each fiscal year, the Company utilizes national surveys of compensation for other industrial companies within appropriate revenue ranges. The Company's compensation practices are compared with those of companies in the manufacturing, fabrication, aerospace, and diversified industrial sectors. Each executive's base salary is targeted to fall within an appropriate salary range, the amount of which is based upon the executive's past and expected contributions to the Company.

  Annual Cash Incentives: The Company has adopted an annual cash incentive plan whereby executives may be rewarded for achieving or exceeding specific financial and strategic objectives which must link directly with the long-term strategy of the Company and ultimately to increasing stockholder value. At the beginning of each fiscal year, objectives are formulated at the corporate, division, and individual executive level by the Compensation Committee. Such objectives are currently based upon a combination of profitability targets and other corporate objectives (e.g., increase in international sales and reduction of workers' compensation expense) determined by the Compensation Committee. These objectives subsequently are presented to the Board of Directors for review and approval. Annual cash incentive targets are fixed to allow executives to earn total cash compensation (base salary plus annual incentives) approximating the median total cash compensation paid to executives in similar positions in companies of similar revenue size. Before an executive can achieve this level of total cash compensation, the pre-established objectives must be substantially met.

  Long-Term Non-Cash Incentives: Incentive awards can take the form of stock options, SARs or restricted stock awards. Such awards have the purpose of aligning the executives' interests with the stockholders' interests. Such awards provide inducements to the executives to remain with the Company over the long term and to work to enhance corporate performance and, correspondingly, stockholder value. Incentive award levels are targeted to bring the executives' total compensation, i.e. base salary plus annual cash incentives plus long-term non-cash incentives, to the 75th percentile of competitive practice. Executives can reach this compensation level only if long-term objectives are met and stockholders are similarly rewarded through stock appreciation.

COMPENSATION PRACTICE

The compensation and benefits packages afforded to the Company's executive officers are intended to be commensurate with competitive practice of similar positions held by employees at competitors within the Company's industries. Their future rewards will be closely tied to the overall results of the Company. With total compensation significantly weighted toward long-term rewards, the Company's compensation programs will be most effective for providing incentives to pursue the Company's long-term strategies.

MR. WILLIAMSON'S 1994 CASH COMPENSATION

At the time Mr. Williamson joined the Company in April 1992, his base salary was established by the Compensation Committee in consideration of comparative salaries paid to the CEOs of other public companies of similar size within the manufacturing industry, and the unique qualifications and experience which he offered the Company. Mr. Williamson's annualized base salary remained unchanged during fiscal 1994 as compared to fiscal 1993.

Pursuant to the Ketema, Inc. Annual Incentive Plan, Mr. Williamson was awarded an incentive payment, as shown in the Summary Compensation Table above, for his performance during fiscal 1994. The Compensation Committee considered the following in recommending the incentive payment amount: (a) the Company, under the first full year of Mr. Williamson's leadership achieved operating profit of $5.5 million and net income of $1.2 million following three consecutive years of losses; (b) through focused efforts in improving productivity and reducing costs, the Company achieved its highest ever operating profit as a percent of sales; and (c) international sales increased 18% during fiscal 1994 as compared to international sales in fiscal 1993, further positioning the Company's products in an increasingly international market.

                                          Alan R. Gruber
                                          Charles D. Klein
                                          Elizabeth R. Varet

                               PERFORMANCE GRAPH

The following graph presents a comparison of cumulative total returns for the Company's Common Stock for the five year period ended February 28, 1994 with these Standard & Poor's ("S&P") indices: the S&P 500 index, the S&P Aerospace/Defense index and the S&P Manufacturing-Diversified index.

                FEBRUARY 28 OR 29                  1989 1990 1991 1992 1993 1994
                -----------------                  ---- ---- ---- ---- ---- ----
Ketema, Inc....................................... 100   96   78   68   88   96
S&P 500........................................... 100  119  136  158  175  190
S&P Aerospace/Defense............................. 100  109  124  138  146  203
S&P Manufacturing-Diversified..................... 100  113  128  144  155  190

The above graph assumes $100 was invested on February 28, 1989 in Ketema, Inc. Common Stock, and the securities underlying the S&P 500, the S&P Aerospace/Defense index and the S&P Manufacturing-Diversified index, and assumes reinvestment of dividends. The Company elected to replace the S&P Capital Goods index used for comparison in the Company's 1993 proxy statement with the S&P Manufacturing-Diversified index. The S&P Capital Goods index is no longer available from S&P.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company's directors and officers to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Copies of all such Section 16(a) reports are required to be furnished to the Company. These filing requirements also apply to holders of more than ten percent of the Company's Common Stock.

To the Company's knowledge, based solely on a review of the copies of Section 16(a) reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's officers, directors and ten percent stockholders were complied with during the fiscal year ended February 28, 1994.

                             CERTAIN RELATIONSHIPS

American Securities Partners (the successor to American Securities Corporation), an investment banking firm which is an affiliate of American Securities, rendered and continues to render financial advisory and other services to the Company for which the Company paid $250,000 in fees for the fiscal year ended February 28, 1994. Ms. Varet is Chairperson and Managing Director of American Securities and a Director of American Securities Partners; Mr. Klein is a Managing Director of American Securities and an executive officer of American Securities Partners; and Mr. Anagnos is an Executive Director of American Securities. In addition, an investment management affiliate of American Securities, of which firm Mr. Anagnos is a Director and a portfolio manager and Mr. Klein is a portfolio manager, rendered and continues to render investment advisory and other services to an employee benefit plan trust of the Company for which the trust paid $150,160 in fees for the fiscal year ended February 28, 1994. American Securities is majority owned and controlled indirectly, through family trusts of which Ms. Varet is a co-trustee, by Ms. Varet and members of her family.

                              CERTAIN TRANSACTIONS

Proposed Merger Transaction: In September 1993, the Board of Directors established a Special Committee of the Board consisting of Messrs. William J. Catacosinos and Alan R. Gruber to consider the request of Hugh H. Williamson, III that the Board of Directors approve Mr. Williamson and the group of stockholders of the Company consisting of clients of American Securities Partners (the "American Securities Group") or certain of the members thereof becoming an "interested stockholder" within the meaning of Section 203 of the Delaware General Corporation Law ("Section 203") and a similar provision in the Company's Certificate of Incorporation. Mr. Williamson made this request so that he and the American Securities Group could explore as a strategic alternative for the Company a possible business combination transaction in which the Company would be acquired by an entity to be formed by them, without such transaction becoming subject to the restrictions that would otherwise be applicable under Section 203 or the Certificate of Incorporation. On October 19, 1993, the Board of Directors of the Company, based on the recommendation of the Special Committee made after consultation with independent legal counsel selected by them, approved Mr. Williamson and the American Securities Group or certain of the members thereof becoming an "interested stockholder" solely as a result of any agreement, arrangement or understanding which may be reached by them with respect to a proposal for a business combination between the Company and an entity formed by them, provided that a written proposal for such a business combination was submitted prior to a specified date (April 19, 1994, subsequently extended to May 26, 1994).

In Amendment No. 12 to its Schedule 13D Statement, dated October 19, 1993, the members of the American Securities Group stated that they were considering various options with regard to their investment in the

Company including initiating or responding to proposals regarding a merger or other business combination. The Amendment also stated that the American Securities Group had discussed generally and intended to explore with Mr. Williamson a possible merger or business combination transaction. On April 28, 1994, KTM Holdings Corp., a corporation organized on behalf of the American Securities Group ("KTM"), delivered a proposal to the Company's Board of Directors proposing the acquisition of all outstanding shares of Common Stock not already owned by the members of the American Securities Group at a price of $13.125 per share payable in cash through a merger of a wholly-owned subsidiary of KTM into the Company which would be the surviving corporation and become a wholly-owned subsidiary of KTM (the "Merger Proposal"). The Merger Proposal provides that the proposed merger, if approved by the Board of Directors based on a favorable recommendation of the Special Committee, would be subject to a number of conditions, including (i) the negotiation and execution of a definitive merger agreement, (ii) approval by the holders of a majority of the outstanding shares of Common Stock, (iii) KTM reaching satisfactory agreements with (a) the institutional investors holding the Company's outstanding Senior Notes regarding the early retirement of such notes and (b) Mr. Williamson regarding, among other things, his continuation as Chief Executive Officer of the Company and his exchange of the convertible debentures and options held by him for an equity participation in KTM if the proposed merger is consummated, and (iv) the funding of working capital and term loans to finance the transaction under a bank commitment letter. Subsequently, KTM reached an understanding with Mr. Williamson. The American Securities Group and Mr. Williamson beneficially own in the aggregate approximately 22.87% of the outstanding shares of Common Stock (after giving effect to the conversion of all convertible debentures held by them and the exercise of all presently exercisable stock options held by Mr. Williamson).

"Thereafter, the Special Committee, with the assistance of its financial and legal advisors, began to consider the Merger Proposal in light of, among other things, the operating and financial performance of the Company." There can be no assurances that the merger contemplated by the Merger Proposal, or any other business combination involving the Company, will be approved by the Special Committee or the Board of Directors, or if approved, will be consummated.

The Merger Proposal is not being considered or acted upon at the Annual Meeting of Stockholders. By voting for the election of the Directors or other matters at the Annual Meeting, stockholders will not be voting on the Merger Proposal which, if hereafter approved by the Board of Directors, will be submitted to stockholders and voted upon only at a later Special Meeting of Stockholders called for such purpose. In connection therewith, stockholders will be furnished with a proxy statement describing the Merger Proposal and containing information required by Rule 13e-3 (Going Private Transactions by Certain Issuers or Their Affiliates) promulgated under the Exchange Act.

Subsequent to the Company's public announcement on April 28, 1994, of its receipt of the Merger Proposal, the Company was served with, or advised of the filing of, seven class action lawsuits in the Delaware Court of Chancery, New Castle County relating to the Merger Proposal. The complaints name as defendants, inter alia, all or certain directors of the Company and, in some instances, the Company itself. All of the complaints allege that the proposal by certain of the defendant directors who are members of the American Securities Group to acquire the remaining interest of the Company at the offer price of $13.125 in cash, if accepted, would be inadequate and unfair to the minority stockholders of the Company and would constitute a breach of fiduciary duties by the defendant directors. Certain of the complaints include further allegations, among them, that the offer "effectively put[s] a cap on the market price for Ketema stock" and therefore is manipulative, and that there is allegedly non-public information in the possession of the defendants with respect to the Company's prospects which should be disclosed to stockholders to enable them to determine whether to exercise appraisal rights in any proposed merger. The principal relief sought by the complaints is a declaration that, if the acquisition were consummated at the offered price, it would constitute a breach of fiduciary duty and the granting of a preliminary injunction to bar an acquisition at the offered price. The complaints further seek to rescind the merger if implemented prior to entry of an injunction, to recover damages in an unspecified amount, reimbursement of costs, including attorneys' and experts' fees, and other equitable relief.

  Supplemental Senior Executive Death Benefit Program: During fiscal 1994, the Company maintained a Supplemental Senior Executive Death Benefit Program (the "Program"), whereby the Company entered into individual agreements with certain executives which required the Company to pay death benefits to the executives' designated beneficiaries and to pay benefits to the executives under certain circumstances. If a covered executive died before retirement or before age 65 while on disability retirement, the executive's beneficiary would receive a lump sum death benefit of up to $150,000 and monthly payments from the date of the executive's death for 10 years. The specified dollar amount of the monthly payments was determined on an individual basis and ranged from approximately $800 to $6,700. In addition, the standard death benefit payable to all salaried personnel from the Company's group term life insurance policy was limited to $50,000 for participants in the Program. If a covered executive retired, or reached age 65 while on disability retirement, the Program provided for an annual benefit, payable monthly over a period of 10 years to the executive or the executive's beneficiary. The payments would commence for retirees at age 70 or death, whichever is earlier. However, if the executive retired after age 70, the payments would commence on retirement. To fund the benefits under the Program, the Company obtained individual life insurance policies on the lives of certain covered executives.

Effective February 28, 1994, the Program was terminated by the Company as a cost-savings initiative with no further obligation to Messrs. Williamson, Tomz, and Sims, participants in the Program. Mr. Leisey, also a participant, was vested in a benefit (i.e. eligible for early retirement under the Employees' Retirement Plan of Ketema, Inc.) and received a lump sum payment of $44,603 in lieu of any future benefits from the Program.

  Supplemental Retirement Benefit: As part of the compensation package for Mr. Williamson which was recommended by the Compensation Committee and approved by the Board of Directors, a retirement benefit was approved which permits Mr. Williamson to retire at age 60 and receive an annual amount equal to 50% of the three-year average of his then-current salary and bonus. The difference between such amount and the amount received by Mr. Williamson under the Retirement Plan would be paid by the Company. Automatic vesting would occur upon a change in control of the Company prior to Mr. Williamson's reaching age 60.

  Key Employee Severance Plan: Pursuant to the Ketema, Inc. Key Employee Severance Plan (the "Plan") effective April 5, 1994, Messrs. Williamson, Tomz, Sims, Leisey, and certain other key employees will be entitled to a severance benefit in the event that the executive's employment is terminated by the Company within 24 months of the effective date of the Plan without cause or by the executive for good reason after a Change-in-Control (as defined below) in an amount equal to 12 months of salary continuation, annual bonus, and certain employee benefits. For the purposes of the Plan, a "Change-in-Control" means the acquisition of 30% or more of the common stock of the Company by any party other than the Company (or any of its affiliates), and a change in the members of the Board of Directors, within any 24 month period, such that the members at the beginning of the period cease to constitute a majority.

  Relocation Loan: On May 27, 1993, pursuant to its relocation policy, the Company made a non-interest-bearing loan to Mr. Tomz in the amount of $420,000, which was repaid on February 28, 1994.

                    (2) APPOINTMENT OF INDEPENDENT AUDITORS

Pursuant to the Audit Committee's recommendation, the Board of Directors has appointed the firm of Ernst & Young as independent auditors for the fiscal year ending February 28, 1995. Ernst & Young has audited the accounts of the Company since its inception. The stockholders are requested to approve the appointment.

It is expected that a representative of Ernst & Young will be present at the annual meeting of stockholders. The representative will have an opportunity to make a statement and is expected to be available to respond to appropriate questions.

MANAGEMENT RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING FEBRUARY 28, 1995.

                               (3) OTHER MATTERS

As of this date, the Board of Directors is not aware of any matters which may come before the Meeting other than those hereinabove set forth, but the proxy solicited herewith confers discretionary authority to vote with respect to any other business that may properly come before the Meeting or any adjournment or postponement thereof.

Proposals of stockholders intended to be presented at the Company's 1995 annual meeting of stockholders must be received by the Company at its executive offices shown on page 2 of this proxy statement on or prior to January 26, 1995 to be eligible for inclusion in the Company's proxy material to be used in connection with the 1995 annual meeting.

                                          By order of the Board of Directors

                                          ROBERT L. WELTY
                                          Secretary

Denver, Colorado
May 23, 1994

- - -------------------------------------------------------------------------------

                                 KETEMA, INC.
                 ANNUAL MEETING OF STOCKHOLDERS, JUNE 30, 1994
                      SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned hereby appoints Robert L. Welty, Robert L. Tomz and Hugh H. Williamson, III, or a majority of those present and acting, or, if only one is present, then that one, proxies, with full power of substitution, to vote all stock of Ketema, Inc. which the undersigned is entitled to vote at the Company's Annual Meeting to be held at the Board Room, 13th Floor, American Stock Exchange, 86 Trinity Place, New York, New York 10006, on Thursday, June 30, 1994, at 10:00 a.m., and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof; and the undersigned authorizes and instructs said proxies to vote as follows (see reverse side):


                        (TO BE SIGNED ON REVERSE SIDE)

                                                                  -----------
                                                                  SEE REVERSE
                                                                     SIDE
                                                                  -----------

- - -------------------------------------------------------------------------------

- - -------------------------------------------------------------------------------

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE


1. Election of Directors:                    FOR            WITHHELD
                                             [_]              [_]

For, except vote withheld from the following nominee(s)

- - --------------------------------------------------------------------

NOMINEES:
   Alan P. Gruber and Elizabeth Rosenwald Varet

                                             FOR     AGAINST     ABSTAIN
2. Proposed to approve the appointment       [_]       [_]         [_]
   of Ernst & Young as the independent
   public accountants of the Company.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

UNLESS OTHERWISE SPECIFIED IN THE SPACE PROVIDED, THE UNDERSIGNED'S VOTE IS TO BE USED FOR THE SELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (4) AND FOR APPROVAL OF PROPOSAL (2), AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

RECEIPT OF THE NOTICE OF SAID MEETING AND OF THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS OF KETEMA, INC. ACCOMPANYING THE SAME IS HEREBY ACKNOWLEDGED.

PLEASE MARK, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.




SIGNATURE(S) _________________________________________  DATE __________________
Note: Your signature should appear the same as your name appears hereon. If signing as attorney, executor, trustee or guardian, indicate the capacity by which signing. When signing as joint tenants, all parties of the joint tenancy must sign. When the proxy is signed by a corporation, it should be signed by an authorized officer and the corporate seal affixed.

- - -------------------------------------------------------------------------------